FOR IMMEDIATE RELEASE

January 24, 2001

CONTACT:

Tri-County Bancorp, Inc.
Robert L. Savage, President and Chief Executive Officer
(307) 532-2111

Platte Valley Financial Service Companies, Inc.
Hod Kosman, Chairman and Chief Executive Officer
(308) 632-7004

                 PLATTE VALLEY FINANCIAL SERVICE COMPANIES, INC. TO ACQUIRE
                                  TRI-COUNTY BANCORP, INC.

Scottsbluff, NE /Torrington, WY- Platte Valley Financial Service Companies, Inc. of Scottsbluff, Nebraska and Tri-County Bancorp, Inc. (NASDAQ: TRIC) of Torrington, WY have executed an Acquisition Agreement and Plan of Merger in which Tri-County Bancorp will be acquired by Platte Valley Financial Service Companies, Inc. Tri-County Bancorp, Inc. is the parent of Tri-County Bank. This agreement supercedes a letter of intent entered into by the parties on December 7, 2000.

The agreement provides that the common shareholders of Tri-County will receive $12.60 in cash for each common share. The transaction is subject to certain contingencies including the satisfaction of applicable federal regulatory requirements (including the sale of Tri-County Bank's Torrington and Wheatland, Wyoming branches to Platte Valley National Bank and the transfer of Tri-County Bank's headquarters to Cheyenne, Wyoming) and approval by the shareholders of Tri-County. The merger, which would be accounted for as a purchase, is expected to close late in the first quarter or early in the second quarter of 2001. The merger is valued at approximately $11.67 million. The agreement includes a break-up fee of $450,000 payable to Platte Valley in the event Tri-County enters into an acquisition agreement with an unaffiliated third party other than Platte Valley.

"We're very excited to welcome Tri-County to the Platte Valley family," Hod Kosman, Chairman & Chief Executive Officer of Platte Valley Financial Service Companies, Inc., said. "Together, our organizations will be in a position to offer our customers a wider range of products and services, such as brokerage, trust and insurance services, while continuing both companies' commitment to their communities. This acquisition fits into our expansion plans and our desire to grow our franchise in markets where we can add value for our shareholders, customers and the community."

"Tri-County customers can look forward to the same outstanding and friendly service that we have always provided from our existing personnel, while we expand the products we offer by joining with Platte Valley," Robert Savage, President and Chief Executive Officer of Tri-County Bancorp, Inc., said. "We are extremely pleased with this transaction. Our similar operating philosophies and dedication to providing the highest quality of customer service make us a perfect match."

Platte Valley started its financial network of companies in March of 1996 and currently operates through seven subsidiaries: Platte Valley National Bank-Torrington; Platte Valley Ag Credit Co. with one location in Torrington and two locations in Nebraska; Platte Valley National Mortgage Company with one location in Torrington and two locations in Nebraska; Platte Valley Investment Center, Inc. with one location in Torrington and one location in Nebraska; Platte Valley Lending Company-Scottsbluff; J.G. Elliott Company with one location in Torrington and three locations in Nebraska; and Platte Valley National Bank-Scottsbluff with six locations in Nebraska.

 "At closing, Platte Valley National Bank of Torrington would combine operations with Tri-County Bank under the name of Platte Valley National Bank and continue to utilize the current facilities of Tri-County Bank located in Torrington, Wheatland and Cheyenne, Wyoming," said Kosman. Based on September 30, 2000 numbers, Tri-County will add approximately $97 million in assets and approximately $54 million in deposits to Platte Valley's $225 million in assets and $171 million in deposits as of November 30, 2000.

Keefe, Bruyette & Woods, Inc. acted as investment banker for Tri-County.

This press release includes forward-looking statements that are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Securities and Exchange Commission filings of Tri-County Bancorp. Readers are cautioned not to put undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The companies undertake no obligation to release publicly any revisions to forward- looking statements that may be made to reflect events after the date hereof or to reflect the occurrence of unanticipated events. In addition, the forward-looking statements contained herein are subject to risks and uncertainties, including the successful negotiation of a definitive merger agreement and to completion of certain contingencies mentioned herein. This announcement is neither an offer to sell nor a solicitation for an offer to buy securities. The offering with respect to the proposed merger will be made only by the proxy that will be distributed to shareholders in connection with the consideration of the transaction.